                                                           Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                  The Doe Run Resources Corporation
                                   ---------------------------------------------------------------
                                  Seven Months
                                     Ended        Year Ended October 31,         Six Months Ended
                                   October 31,   --------------------------         April 30,
                                      1994      1995       1996       1997       1997       1998
                                    -------    -------    -------    -------    -------    -------
Income before taxes                   1,018      7,575     18,916      3,978      5,375     16,759
Fixed charges                         8,568     14,831     15,635     16,049      8,752     15,687
Less: capitalized interest              (12)        (8)      (253)      (461)      (208)      (110)
                                    -------    -------    -------    -------    -------    -------
Earnings                              9,574     22,398     34,298     19,566     13,919     32,336
Interest Expense, excluding
 capitalization of interest           7,927     13,229     13,703     13,565      7,644     13,771
Amortization of financing costs         460      1,140        898        636        132        844
Rental/lease interest                   181        462      1,034      1,848        976      1,072
                                    -------    -------    -------    -------    -------    -------
Fixed Charges                         8,568     14,831     15,635     16,049      8,752     15,687
Ratio of earnings to fixed charges     1.12 x     1.51 x     2.19 x     1.22 x     1.59 x     2.06 x
                                    =======    =======    =======    =======    =======    =======
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